Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated November 21, 2016, relating to the financial statements and financial highlights, which appear in Loomis Sayles Global Equity and Income Fund’s, Loomis Sayles Growth Fund’s, Loomis Sayles High Income Fund’s, Loomis Sayles Investment Grade Bond Fund’s, Loomis Sayles Limited Term Government and Agency Fund’s, Loomis Sayles Strategic Income Fund’s and Loomis Sayles Value Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 27, 2017